Exhibit 99.1

For Immediate Release

For more information:

Caroline Allen:

(617) 424-2460

Michael Durand:

(508) 441-5831

Evening and weekends:

(617) 541-7888

NSTAR Names New Trustee

(BOSTON - September 24, 2009)  NSTAR Chairman, President and CEO Thomas J. May today announced the appointment by the NSTAR Board of Trustees of James S. DiStasio to the NSTAR Board.  Jim is a retired partner of Ernst & Young LLP, where he served for over 38 years, retiring in 2007 as the company’s Senior Vice Chairman and Chief Operating Officer of the Americas.

Jim is an active and past member of several boards including the United Way of Massachusetts Bay, serving as Campaign Chairman for the 1998 United Way Campaign; Chairman of the Board of Trustees of Catholic Charities of Boston; Chairman of the Massachusetts Business Roundtable; and Chairman of the Corporate Advisory Committee of the Museum of Fine Arts, Boston, where he served as an Overseer.  He served as a trustee of both the Boston Public Library Foundation and the Wang Center for the Performing Arts.  Jim was also a member of the Advisory Board of the Carroll School of Management at Boston College.

“Jim DiStasio’s financial background and demonstrated business leadership make him an ideal fit for the NSTAR Board of Trustees,” May said.  “We are confident that his contributions will help NSTAR continue its position as a leading energy provider in Massachusetts and we are proud to have him join our board.”

Jim and his wife, Janice, have been married for 36 years and reside in Westwood, Massachusetts.  They are the parents of six children and have one grandson.

NSTAR is the largest Massachusetts-based, investor-owned electric and gas utility.  The company transmits and delivers electricity and natural gas to 1.4 million customers in Eastern and Central Massachusetts, including more than one million electric customers in 81 communities and 300,000 gas customers in 51 communities.  For more information, visit www.nstar.com.

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